Exhibit (l)(1)
EVERSHEDS SUTHERLAND (US) LLP

THOMAS E. BISSET
DIRECT LINE: 202.383.0118
E-mail: ThomasBisset@eversheds-sutherland.com

April 25, 2023

VIA EDGAR

Board of Directors
Protective Life and Annuity Insurance Company
2801 Highway 280 South
Birmingham, AL 35223

Re:
Protective Investors Benefit Advisory Variable Annuity NY
Post-Effective Amendment No. 3

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 3 to the Form N-4 Registration Statement (File No. 333-238855) by Protective Life and Annuity Insurance Company and Variable Annuity Account A of Protective Life with the Securities and Exchange Commission.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

By:
/s/ Thomas E. Bisset
Thomas E. Bisset